Exhibit 99

Seven Peer-Reviewed Journal Articles Further Validate CardioDynamics' Clinical Application in Heart Failure

    SAN DIEGO--(BUSINESS WIRE)--April 6, 2004--

   ICG's Exposure Broadened Through Circulation to 18,000 Physicians

    CardioDynamics (Nasdaq: CDIC), the innovator and leader of Impedance Cardiography (ICG) technology, today announced publication of seven peer-reviewed articles in Congestive Heart Failure March/April 2004 supplement. Prominent clinical cardiologists and researchers contributed to further refine the important role of ICG in clinical practice. Congestive Heart Failure, a peer-reviewed journal with distribution to over 18,000 office and hospital-based cardiologists and internists who treat cardiovascular disease, dedicated an entire supplement to the Company's ICG technology. The ICG supplement can be downloaded at www.lejacq.com/supplements.
    Contributors to the publication included Marc A. Silver, M.D., Clinical Professor and Chairman, Department of Medicine and Director of the Heart Failure Institute, Christ Hospital and Medical Center, Oak Lawn, IL; John E. Strobeck, M.D., Ph.D., Director, Heart-Lung Center, Hawthorne, NJ; Kris Vijay, M.D., Director of Heart Failure and Clinical Research, Arizona Heart Institute, Phoenix, AZ; Gordon L. Yung, M.D., Medical Director, Lung Transplant Program, University of California, San Diego, CA; Richard L. Summers, M.D., Professor and Research Director, Emergency Department, University of Mississippi, Jackson, MS; and Charles L. Springfield, M.D., Director of Emergency Services, Aventura Hospital and Medical Center, Aventura, FL. Drs. Silver and Strobeck are world-renown ICG experts and medical advisors to the Company.
    The articles demonstrate ICG's accuracy compared to the direct Fick and thermodilution methods of determining cardiac output; ability to simply and cost-effectively identify changes in heart function compared to echocardiography; utility in differentiating diagnosis of patients with shortness of breath; ability to replace pulmonary artery catheterization, which has tremendous cost implications for hospitals; and prognostic role of changes in ICG parameters in patients with chronic heart failure.
    In the Journal's editorial Beyond the Four Quadrants: The Critical and Emerging Role of Impedance Cardiography in Heart Failure, the editors discussed the cost-effective and clinical value of ICG and highlighted, "The direct cost of treating heart failure is estimated to be $56 billion per year in the United States and the number of heart failure patients in this country may reach 10 million people by 2010. A significant portion of the cost of heart failure care is the high cost of hospitalizations for patients with acute decompensation. Through careful surveillance of patients with chronic heart failure using improved methods for measuring hemodynamic and neurohormonal status, primary care physicians and cardiologists may be able to intervene in a timely manner and prevent acute episodes leading to hospitalization, major morbidity, or death."
    "This company-sponsored publication adds to the growing body of literature supporting the accuracy, clinical value, and significant cost-saving benefits of our technology, and further educates clinicians on ICG's diagnostic, prognostic and treatment value," stated Michael K. Perry, Chief Executive Officer of CardioDynamics. "Our ICG technology provides physicians with important objective information they need to assess, diagnose, and aggressively treat cardiovascular disease, an epidemic that claims more lives than all cancers combined and costs the U.S. an estimated $368 billion each year. The Congestive Heart Failure publication helps further define the valuable role of our noninvasive technology in decreasing these costs and improving quality of life."

    About CardioDynamics:

    CardioDynamics (Nasdaq: CDIC), the ICG Company, is the innovator and leader of breakthrough medical technology called Impedance Cardiography (ICG). The Company's BioZ Systems are being used by leading physicians around the world to help battle the number one killer of men and women - cardiovascular disease. Partners include GE Medical Systems Information Technologies and Philips Medical Systems. The worldwide market potential for BioZ products is estimated to be $5 billion and an additional $800 million in recurring annual revenue for sensors. For additional information or to request an investor package, please refer to the company's Web site at www.cdic.com.

    Forward-Looking (Safe Harbor) Statement:

    Except for the historical and factual information contained herein, this press release contains forward-looking statements, such as market size, potential, growth and penetration rates, the accuracy of which is necessarily subject to uncertainties and risks including the Company's sole dependence on the BioZ product line, and various uncertainties characteristic of early growth companies, as well as other risks detailed in the Company's filings with the SEC, including its 2003 Form 10-K. The Company does not undertake to update the disclosures contained in this press release.

    CONTACT: CardioDynamics
             Bonnie Ortega, Investor Relations
             800-778-4825, Ext. 1005
             bonnie@cdic.com
             Irene Paigah, Media Relations
             800-778-4825, Ext. 1012
             ip@cdic.com